PRESS RELEASE
                          EXHIBIT 99(a)

FOR IMMEDIATE RELEASE
TUESDAY
OCTOBER 15, 1996

CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         (501) 688-8229








              TCBY SIGNS DEVELOPMENT AGREEMENT WITH
                          FINASERVE, INC.

LITTLE ROCK, AR - Tuesday (October 15) - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced it has signed a development agreement with FinaServe, Inc. Under terms of the agreement, "TCBY" Treats(Service Mark) locations may be located in FINA'S distributor as well as company-owned stores. The first two locations will be operational within the next few months. There are currently approximately 2600 FINA branded locations in the United States.

"TCBY is proud to be working with FINA to develop locations," said Herren C. Hickingbotham, President of TCBY Enterprises, Inc. "Convenience store development is a strong growth area for us. FINA will certainly make a positive contribution to that growth."

"We are very excited to be working with TCBY," said Jim McWhirter, FINA District Marketing Manager. "FINA realizes the benefits of developing locations with branded concepts. A TCBY Treats location is the perfect complement to other food operations."

FINA, Inc. (AMEX:FI) through its principal operating subsidiary, Fina Oil and Chemical Company, engages in crude oil and natural gas exploration and production; petroleum products refining, supply and transportation, and marketing; and chemicals manufacturing and marketing. Organized in 1956, it is part of an international group of 166 companies in 34 countries affiliated with PetroFina S.A., headquartered in Brussels, Belgium.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered_ brands.

FINA Contact:  Jim McWhirter            (214) 706-4377

                               -30-